Exhibit 4.2

DATED 17 December 2014

USD 90,000,000

FACILITY AGREEMENT

for

KNUTSEN SHUTTLE TANKERS 19 AS

as Borrower

and

KNUTSEN NYK OFFSHORE TANKERS AS

as Guarantor

with

THE FINANCIAL INSTITUTIONS listed in Schedule 1

acting as Original Lenders

and

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

COMMBANK EUROPE LIMITED

acting as Mandated Lead Arrangers

and

SMBC NIKKO CAPITAL MARKETS LIMITED

COMMONWEALTH BANK OF AUSTRALIA, LONDON BRANCH

acting as Hedging Banks

and

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

acting as Bookrunner, Structuring Bank and Agent

Advokatfirmaet Simonsen Vogt Wiig AS

32.	Notices	74

33.	Calculations And Certificates	76

34.	Partial Invalidity	76

35.	Remedies And Waivers	76

36.	Amendments And Waivers	76

37.	Counterparts	77

38.	Conflict	77

39.	Disclosure Of Information And Confidentiality	77

40.	“Know Your Customer” Checks	78

41.	Governing Law	78

42.	Enforcement	79

Advokatfirmaet Simonsen Vogt Wiig AS

THIS AGREEMENT is dated 17 December 2014 and made between:

(1)	KNUTSEN SHUTTLE TANKERS 19 AS, Norwegian registration no. 999 274 323, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway (the “Borrower”);

(2)	KNUTSEN NYK OFFSHORE TANKERS AS, Norwegian registration no. 995 221 713, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway (“KNOT”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(4)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, acting through its offices at 99 Queen Victoria Street, London EC4V 4EH, United Kingdom as structuring bank (the “Structuring Bank”);

(5)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, acting through its offices at 99 Queen Victoria Street, London EC4V 4EH, United Kingdom as bookrunner (the “Bookrunner”);

(6)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, acting through its offices at 99 Queen Victoria Street, London EC4V 4EH, United Kingdom; and

COMMBANK EUROPE LIMITED, acting through its offices at Level 3, Strand Towers, 36 The Strand, Silema SLM1022, Malta,

as mandated lead arrangers (the “Mandated Lead Arrangers”);

(7)	SMBC NIKKO CAPITAL MARKETS LIMITED, acting through its offices at One New Change, London EC4M 9AF, United Kingdom; and

COMMONWEALTH BANK OF AUSTRALIA, LONDON BRANCH, acting through its offices at Senator House, 85 Queen Victoria Street, London EC4V 4HA, United Kingdom,

as hedging banks (the “Hedging Banks”); and

(8)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, acting through its offices at 99 Queen Victoria Street, London EC4V 4EH, United Kingdom as facility agent and security agent on behalf of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means an accession letter signed and presented to the Agent by the Borrower, KNOT and KNOP in respect of the Drop Down and the replacement of KNOT by KNOP as Guarantor substantially in the form set out in Schedule 6 (Form of Accession Letter)

“Account Bank” means DNB Bank ASA, acting through its offices at Solheimsgaten 7C, N-5058 Bergen, Norway.

“Accounts” means together:

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(a)	the Drop Down Account;

(b)	the DSR Account; and

(c)	the Earnings Account,

and “Account” means any of them.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.

“Approved Ship Registry” means the Maltese ship registry or any other ship registry as approved in writing by the Agent.

“Assignment Agreement I” means an agreement dated on or about the date hereof for the assignment of the Earnings, the Insurances and any Requisition Compensation and the pledge of the Accounts between the Borrower and the Agent in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Assignment Agreement II” means an agreement dated on or about the date hereof for the assignment of the Shipbuilding Contract, the Charterparty and the Management Agreement between the Borrower and the Agent in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Assignment of Hedging Agreements” means an agreement dated on or about the date hereof for the assignment of the Borrower’s rights under the Hedging Agreements between the Borrower and the Agent in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date the Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to Signing) and Part II (Conditions Precedent to Utilisation) of Schedule 2 (Conditions Precedent), except those documents which specifically will only be available on the Utilisation Date or within another specified date to and including the earlier of (a) the backstop date on which the Borrower is entitled to terminate the Shipbuilding Contract, (b) the Delivery Date, (c) the date when the Facility is fully drawn or cancelled and (d) 30 April 2015.

“Break Costs” means the amount (if any) by which:

(a)	the interest (less the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Advokatfirmaet Simonsen Vogt Wiig AS

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Oslo, Malta and Paris.

“Charterer” means Repsol Sinopec Brazil BV, a company incorporated in Brazil and ultimately owned 60% by Repsol Brazil SA (“Repsol”) and 40% by China Petrochemical Corporation (“Sinopec”).

“Charterparty” means a ten-year (plus 3+2-year options) time charterparty dated 9 January 2013, entered into between the Borrower and the Charterer for the chartering of the Vessel at a charter rate net of commission of USD 50,000/day if the Vessel is delivered in Brazil (USD 49,000/day if the Vessel is delivered ex-Shipyard).

“Closing Date” means the date the Agent has received, or (as the case may be) the Lenders have waived, all of the documents and other evidence listed in Part I (Conditions Precedent to Signing) and Part II (Conditions Precedent to Utilisation) of Schedule 2 (Conditions Precedent).

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Companies Act” means the Norwegian Limited Liability Companies Act of 13 June 1997 No. 44 (in No. aksjeloven).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” means the date of delivery of the Vessel from the Shipyard to the Borrower pursuant to the Shipbuilding Contract.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

Advokatfirmaet Simonsen Vogt Wiig AS

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means in relation to the Manager of the Vessel a valid document of compliance issued to such company pursuant to paragraph 13.2 of the ISM Code.

“Drop Down” means the potential acquisition by KNOP (or a Subsidiary of KNOP) of 100% of the shares in the Borrower.

“Drop Down Account” means the bank account(s) of KNOT, which shall be held with the Account Bank or such other banking institution as the Majority Lenders may approve and into which all proceeds payable from KNOP (or a Subsidiary of KNOP) to KNOT in connection with the Drop Down shall be paid.

“Drop Down Date” means the date on which a Drop Down actually takes place, as determined in accordance with sub-paragraph (c) of Clause 26.2 (KNOP as replacement Guarantor).

“DSR Account” means USD account no. 1250.05.25043, held in the name of the Borrower with the Account Bank.

“Earnings” means all moneys whatsoever which are now or later become, payable (actually or contingently) to the Borrower in respect of and/or arising out of the use of or operation of the Vessel, including (but not limited to):

(a)	all freight, hire and passage moneys payable to the Borrower, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of the Vessel;

(b)	any claim under any guarantees related to hire payable as a consequence of the operation of the Vessel;

(c)	any compensation payable to the Borrower in the event of any requisition of the Vessel or for the use of the Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by the Vessel payable to the Borrower;

(e)	demurrage and retention money receivable by the Borrower in relation to the Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)	if and whenever the Vessel is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel; and

(h)	any other money which arise out of the use of or operation of the Vessel and moneys whatsoever due or to become due to the Borrower from third parties in relation to the Vessel.

“Earnings Account” means USD account no. 1250.04.94415, held in the name of the Borrower with the Account Bank.

Advokatfirmaet Simonsen Vogt Wiig AS

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit, licence, consent, approval and other and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by an Obligor.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“FA Act” means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (in No. finansavtaleloven).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Factoring Agreement” means a Norwegian law factoring agreement in the amount of USD 110,000,000 dated on or about the date hereof between the Borrower and the Agent in form and substance satisfactory to the Agent (on behalf of the Finance Parties), to be registered against the Borrower with the Norwegian Registry of Movable Property (in No. Løsøreregisteret).

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(d)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

Advokatfirmaet Simonsen Vogt Wiig AS

(e)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(f)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Final Maturity Date” means the date falling ten (10) years after the Delivery Date.

“Finance Document” means this Agreement, any Security Document, the Accession Letter, any Fee Letter, the Quiet Enjoyment Letter, any Hedging Agreement and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Structuring Bank, the Bookrunner, a Mandated Lead Arranger, a Hedging Bank or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) of any derivative transaction, only the marked to market value shall be taken into account);

Advokatfirmaet Simonsen Vogt Wiig AS

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“GAAP” means generally accepted accounting principles in (a) Norway in respect of the Borrower, the Manager and KNOT, (b) the US in respect of KNOP and (c) Brazil in respect of the Charterer, in each case including IFRS (if relevant).

“General Partner” means KNOT Offshore Partners GP LLC, a company incorporated under the laws of the Marshall Islands and having its registered office at 2 Queen’s Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom being the general partner in KNOP.

“Group” means:

(a)	prior to the Drop Down Date, KNOT; and

(b)	from the Drop Down Date, KNOP.

and in any event together with its Subsidiaries.

“Guarantor” means:

(a)	prior to the Drop Down Date, KNOT; and

(b)	from the Drop Down Date, KNOP.

“Hedging Agreement” means any master agreement (as amended at any time) and/or any swap transaction, schedule or hedging agreement pursuant to such master agreement for the purpose of regulating any exchange trades, including bunker derivatives, interest rate swaps or other financial hedging contracts entered or to be entered into between the Borrower and a Hedging Bank.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Insurances” means, in relation to the Vessel, all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and any other person) in respect of the Vessel or otherwise in connection with the Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

Advokatfirmaet Simonsen Vogt Wiig AS

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan,

each as of 11:00 a.m. in London on the Quotation Day for USD.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“ISSC” means an International Ship Security Certificate issued by the Classification Society confirming that the Vessel is in compliance with the ISPS Code.

“KNOP” means KNOT Offshore Partners L.P., a master limited partnership listed on the New York Stock Exchange, with registered offices at 2 Queen’s Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to the Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of the Loan) the Interpolated Screen Rate for the Loan; or

(c)	if:

(i)	no Screen Rate is available for USD; or

(i)	no Screen Rate is available for the Interest Period of the Loan and it is not possible to calculate an Interpolated Screen Rate for the Loan,

the Reference Bank Rate,

as of in the case of paragraphs (a) and (c) above, 11.00 a.m. London time on the Quotation Day for USD and for a period equal in length to the Interest Period of the Loan and, if that rate is less than zero (0), LIBOR shall be deemed to be zero (0).

“Loan” means the Loan made or to be made under the Facility or the principal amount outstanding for the time being of the Loan.

“Majority Lenders” means:

(a)	if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

Advokatfirmaet Simonsen Vogt Wiig AS

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding.

“Management Agreement” means any technical management agreement made between the Manager and the Borrower for the technical management of the Vessel.

“Manager” means KNOT Management AS or one of its Affiliates acceptable to the Agent.

“Manager’s Undertaking” means an undertaking by the Manager in form to be determined by Agent.

“Margin” means two per cent. (2.00%) per annum.

“Market Value” means the fair market value of the Vessel, being the average of valuations of the Vessel obtained from two (2) brokers approved by the Agent (for the sake of good order, Fearnleys and Lorentsen & Stemoco are pre-approved) addressed to the Agent (on behalf of the Finance Parties) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any charter and/or similar arrangement.

“Material Adverse Effect” means, in the reasonable opinion of the Agent, a material adverse effect on:

(a)	the business, condition (financial or otherwise), operations, performance, assets or prospects of an Obligor or the Group taken as a whole since the date at which its latest audited financial statements were prepared; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document; or

(d)	the right or remedy of a Finance Party in respect of a Finance Document.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Mortgage” means the first priority mortgage in the amount of USD 110,000,000 (and deed of covenants or declaration of pledge collateral thereto (if applicable)), to be executed and recorded by the Borrower against the Vessel in favour of the Agent (on behalf of the Finance Parties) in the relevant Approved Ship Registry, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

Advokatfirmaet Simonsen Vogt Wiig AS

“Mortgaged Assets” means:

(a)	the Vessel;

(b)	the Earnings;

(c)	the Shares;

(d)	the Insurances;

(e)	any Requisition Compensation;

(f)	the Transaction Documents;

(g)	the Hedging Agreements; and

(h)	the Accounts.

“Obligor” means the Borrower or the Guarantor.

“Original Financial Statements” means:

(a)	in relation to the Borrower, the audited financial statements for the financial year ended 2013; and

(b)	in relation to the Guarantor, its audited financial statements for its financial year ended 2013.

“Outstanding Indebtedness” means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

“Participating Member State” means any member state of the European Union that has adopted the EURO as its lawful currency.

“Party” means a party to this Agreement.

“Quiet Enjoyment Letter” means a letter dated on or about the date hereof in form and substance acceptable to all Lenders, executed or to be executed by the Agent and the Charterer, setting out the Charterer’s right to “quiet enjoyment” of the Vessel.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in USD for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London offices of Sumitomo Mitsui Banking Corporation Europe Limited and Commonwealth Bank of Australia or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

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“Repayment Date” means a date on which a repayment instalment is required to be made pursuant to Clause 6 (Repayment).

“Repeating Representations” means each of the representations set out in Clause 19 (Representations).

“Requisition Compensation” means all sums of money or other compensation from time to time payable in respect of any requisition for title of other compulsory acquisition, requisition, expropriation or similar of the Vessel by any governmental entity.

“Restricted Party” means a person that (i) is listed on any Sanctions List, (ii) is located in or incorporated under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions, (iii) is directly or indirectly owned or controlled by, or acting on behalf of, a person referred to in (i) and/or (ii) above, or (iv) with whom a subject of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities.

“Sanctions” means any applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) Norwegian Government, (ii) the United States Government; (iii) the United Nations; (iv) the European Union or its Member States, including without limitation, the United Kingdom; (iv) Australia; (v) any country to which any Obligor, or any other member of the Group or any Affiliate of any of them is bound; or (vi) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (together “Sanctions Authorities”, and each a “Sanctions Authority”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets”, maintained by HMT or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, including, but not limited to, the Norwegian Government, the European Union or the United Nations.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means each document listed in Clause 17 (Security) and any other document agreed between the Parties to be a Security Document.

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrower and the other Finance Parties that:

(a)	all amounts which have become due for payment by the Borrower under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

Advokatfirmaet Simonsen Vogt Wiig AS

(c)	none of the Obligors have any future or contingent liability under any provision of this Agreement, the other Finance Documents; and

(d)	the Agent and the Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security created by a Finance Document.

“Selection Notice” means a notice substantially in the form set out in Part II (Selection Notice) of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Share Pledge” means an agreement for the charge/pledge of the Shares dated on or about the date hereof in agreed form between (a) KNOT or KNOP (or a Subsidiary of KNOP) (as the case may be, prior to and as from the Drop Down Date) and (b) the Agent (on behalf of the Finance Parties).

“Shares” means all authorised and issued shares in the Borrower.

“Shipbuilding Contract” means a shipbuilding contract dated 21 December 2012, entered into between the Borrower and the Shipyard for the construction of the Vessel.

“Shipyard” means Cosco Zhoushan, China.

“Signing Date” means the date of signing of this Agreement.

“SMC” means a valid safety management certificate issued for the Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

“Swap Break Costs” means any break costs related to the unwinding of any transaction made under any Hedging Agreement.

“Subsidiary” means a subsidiary (in No. datterselskap) within the meaning of Section 1-3 of the Companies Act.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate of the Commitments being the lesser of USD 90,000,000 and 80% of the Total Delivery Cost.

“Total Delivery Cost” means the aggregate of:

(a)	the Vessel Contract Price

(b)	other Vessel-related costs (such as site supervision, mobilization costs, crew training, vessel registration costs and owner’s supply equipment;

(c)	financing costs;

(d)	legal fees in relation to the finance arrangement and the development of the project; and

(e)	any other costs to be documented and approved by the Agent, such Total Delivery Costs currently anticipated not to exceed USD 112,500,000.

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“Total Loss” means:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel; and

(b)	any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding six (6) months without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower.

“Total Loss Date” means:

(a)	in the case of an actual total loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transaction Documents” means each Management Agreement, the Charterparty and the Shipbuilding Contract, together with the other documents contemplated herein or therein, and “Transaction Document” means any of them.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Advokatfirmaet Simonsen Vogt Wiig AS

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I (Utilisation Request) of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Norwegian Value Added Tax Act of 19 June 2009 no. 58 (in No. Merverdiavgiftsloven) and any other tax of a similar nature.

“Vessel” means MT “Raquel Knutsen”, IMO no. 9685396, a 152,000 dwt shuttle tanker constructed by the Shipyard and to be delivered in 2015, registered or to be registered in the name of the Borrower with an Approved Registry.

“Vessel Contract Price” means the agreed contract price for the Vessel as set out in the Shipbuilding Contract, being no more than USD 98,000,000.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Structuring Bank”, the “Bookrunner”, any “Mandated Lead Arranger, any “Hedging Bank”, any “Finance Party”, any “Lender”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document”, “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	a “group of Lenders” includes all the Lenders;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	words importing the singular shall include the plural and vice versa; and

(x)	a time of day is a reference to London time unless specified otherwise.

(b)	Section, Clause and Schedule headings are for ease of reference only.

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(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America and “kr”, “NOK” and “norske kroner” denote the lawful currency of Norway.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a USD term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

(a)	No Finance Party will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards part financing the Total Delivery Cost.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to Signing) and Part II (Conditions Precedent to Utilisation) of Schedule 2 (Conditions Precedent), except those documents which specifically will only be available on the Utilisation Date or within another specified date. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

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(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of loans

The Facility may be drawn in 1 – one – Loan.

4.4	Form and content

All documents and evidence delivered to the Agent pursuant to this Clause 4 (Conditions of Utilisation) shall:

(a)	be in form and substance satisfactory to the Agent;

(b)	if required by the Agent, be in original; and

(c)	if required by the Agent, be certified, notarized, legalized or attested in a manner acceptable to the Agent.

4.5	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Drawdown) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of all of the Lenders).

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a. m. London time on the date falling three (3) Business Days prior to the relevant Utilisation Date.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is (1) the Delivery Date or any other alternative date agreed by the Majority Lenders and (2) a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.

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(b)	The amount of the proposed Loan must be an amount which is not more than the lesser of (i) USD 90,000,000 and (ii) 80% of the Total Delivery Cost.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by 11:00 a.m. London time on the date falling three (3) Business Days prior to the relevant Utilisation Date.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the earlier of (a) the end of the Availability Period and (b) the utilisation of the Facility on the Utilisation Date (whether or not the full Facility is utilised).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of the Loan

(a)	The Borrower shall repay the Loan by consecutive quarterly repayment instalments as set out in Schedule 8 (Repayment schedule), the first of which is due and payable on the date falling three (3) months after the Delivery Date.

(b)	If the Charterer has not exercised its option to extend the Charterparty at least one (1) year prior to the Maturity Date, the scheduled quarterly instalments detailed in Schedule 8 (Repayment schedule) will increase from 1.1% of the original amount of the Loan on the Utilisation Date to 1.6% of the original amount of the Loan on the Utilisation Date to reduce the balloon amount by the amount of the additional payments. This mechanism will cease to be effective as soon as the Charterer has exercised its extension option.

(c)	Any Outstanding Indebtedness is due and payable on the Final Maturity Date.

6.2	Reborrowing

No Borrower may reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 2,500,000 and in multiples thereof) of the Facility. Any cancellation under this Clause 7.1 (Voluntary cancellation) shall reduce the Commitments of the Lenders proportionately.

7.2	Voluntary prepayment of the Loan

(a)	The Borrower may, if it gives the Agent not less than thirty (30) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of USD 2,500,000 and in multiples thereof).

Advokatfirmaet Simonsen Vogt Wiig AS

(b)	Any prepayment under this Clause 7.2 (Voluntary prepayment of the Loan) shall satisfy the obligations under Clause 6.1 (Repayment of the Loan) in inverse order of maturity.

7.3	Drop Down

The Borrower shall make a mandatory prepayment representing 20% of the original amount of the Loan on the Utilisation Date upon the Drop Down Date (the “Drop Down Mandatory Prepayment’’), to be applied upfront on the then outstanding amount of the Loan without impacting the balloon of the Loan. In the absence of Drop Down within two (2) years from the Delivery Date, the repayment profile will be adjusted accordingly so that prepayments in the same amount as the Drop Down Mandatory Prepayment will be fully effected by the seventh anniversary of the Delivery Date as per the repayment schedule detailed in Schedule 8 (Repayment schedule).

7.4	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.7 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender’s participation in the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.5	Total Loss or sale of the Vessel

If the Vessel is sold or suffers a Total Loss, the Agent shall:

(a)	in case of a sale, on or before the date on which the sale is completed by delivery of the Vessel to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling ninety (90) days after the Total Loss Date and the receipt by the Agent of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of the Vessel, immediately after the occurrence of such requisition of title);

cancel the Total Commitments and declare the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.6	Market Value

(a)	If the Market Value of the Vessel falls below one hundred per cent (100%) of the Loan at any time during the first three (3) years following the Signing Date or one hundred and twenty five per cent (125%) of the Loan at any time thereafter, the Borrower shall, unless otherwise agreed with the Agent within thirty (30) days, either:

(i)	prepay the Loan or a part of the Loan (as the case may be); or

Advokatfirmaet Simonsen Vogt Wiig AS

(ii)	provide the Lenders with such additional security, in form and substance satisfactory to the Agent, required to restore the aforesaid ratio. The net realisable value of any additional security which is provided under this Clause 7.6 (Market Value) shall be at least equal to the shortfall and shall, (A) if it consists of Security over a vessel, be the Market Value of that vessel or (B) if it consists of Security over any other type of asset, be based on such valuation principles as the Agent may determine. Any additional security shall be documented and perfected in such terms as the Agent may approve or require.

(b)	Any prepayment under this Clause 7.6 (Market Value) shall satisfy the obligations under Clause 6.1 (Repayment of the Loan) in inverse order of maturity.

7.7	Cancellation of a Transaction Document

If a Transaction Document (except a Management Agreement, provided such Management Agreement is replaced with a new Management Agreement acceptable to the Lenders with a Manager acceptable to the Lenders which becomes effective latest from the time of cancellation of the then existing Management Agreement) is cancelled for whatever reason before its agreed expiry or maturity date, the Agent shall on or before the date on which the cancellation becomes effective cancel the Total Commitments and declare the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.8	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or,

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.3 (Illegality) to any Lender,

the Borrower, on thirty (30) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in

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accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.6 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and Swap Break Costs (if any), without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.10	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.2 (Voluntary prepayment of Loan) or Clause 7.6 (Market Value) shall be applied pro rata to each Lender’s participation in the Loan.

Advokatfirmaet Simonsen Vogt Wiig AS

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

(a)	The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR.

(b)	It is not possible to calculate the effective interest rate on the Loan in advance. The Lenders are nevertheless, according to the FA Act obliged to give a representative example. LIBOR for three (3) months was at 12 December 2014 0.24285% p.a. and provided unaltered LIBOR and Margin for the duration of the Loan, full payment of fees agreed hereunder and full Utilisation of the Total Commitments, the effective interest rate will be 3.55% p.a.

(c)	Interest shall be calculated on the actual number of days elapsed on the basis of a three hundred and sixty (360) day year.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three (3) Months, on the dates falling at three (3) monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If (i) an Obligor fails to pay any amount payable by it under a Finance Document on its due date or (ii) an Event of Default has occurred and is continuing, interest shall accrue on the Loan from the due date or the date when the notice of the requirement to pay default interest in accordance with Clause 24.17 (Acceleration) has been given by the Agent to the Borrower (save in case of breach of Clause 20.5 (Notification of default) (in which case default interest shall be payable from the date when the Event of Default occurred) and up to the date of actual payment (both before and after judgment) or until the Event of Default is remedied at a rate which, subject to paragraph (b) below, is two hundred basis points (200 bps) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two hundred basis points (200 bps) per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

Advokatfirmaet Simonsen Vogt Wiig AS

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for the Loan in the Utilisation Request for the Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for the Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the 11:00 a.m. London time on the date falling three (3) Business Days prior to the last day of the current Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 10 (Changes to Interest Periods), be three (3) Months.

(d)	Subject to this Clause 9 (Interest Periods), the Borrower may select an Interest Period of three (3) Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. London time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for USD for the relevant Interest Period;

Advokatfirmaet Simonsen Vogt Wiig AS

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed forty per cent. of the Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR; or

(iii)	at least one (1) Business Day before the start of an Interest Period, the Agent receives notification from any Lender that for any reason it is unable to obtain USD in the Relevant Interbank Market in order to fund its participation in the Loan.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of forty per cent. (40%) of the Margin per annum on that Lender’s Commitment for the period commencing on date hereof and throughout the Availability Period or until the Utilisation Date (whichever is earlier).

(b)	The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Fee Letter

The Borrower shall pay to the Agent an upfront fee, a structuring fee and an annual agency fee in the amount and at the times agreed in a Fee Letter.

Advokatfirmaet Simonsen Vogt Wiig AS

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

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if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Agent.

12.4	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

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(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

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(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

12.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

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(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	compensated for by any payment made pursuant to Clause 14.3 (Mandatory Cost); or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

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14.3	Mandatory Cost

The Borrower shall, on demand by the Agent, pay to the Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:

(a)	in the case of a Lender lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)	in the case of any Lender lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender’s participation in the Loan.

14.4	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 12.6 (Increased costs) or Clause 14.3 (Mandatory cost) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Mandated Lead Arrangers and the Structuring Bank the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

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(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment and enforcement costs

The Borrower shall, within three (3) Business Days of demand, reimburse the Agent and any Finance Party for the amount of all costs and expenses (including but not limited to legal fees and administration fees) reasonably incurred by the Agent and any such Finance Party in connection with:

(a)	responding to, evaluating, negotiating or complying with a request or requirement for any amendment, waiver or consent;

(b)	the granting of any release, waiver or consent under the Finance Documents;

(c)	any amendment or variation of a Finance Document; and

(d)	the enforcement of, or the preservation, protection or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

16.3	Reimbursement

For the avoidance of doubt, costs payable by the Borrower under Clause 16.1 (Transaction Expenses) and this Clause 16.2 (Amendment and enforcement costs) remain payable whether or not any Utilisation is ever made.

SECTION 7

SECURITY

17.	SECURITY

17.1	Security

The obligations and liabilities of the Borrower under the Finance Documents, including (without limitation) the Borrower’s obligation to repay the Loan together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Finance Parties in connection with this Agreement, shall at any time until all amounts due to the Finance Parties under any Finance Document have been paid and/or repaid in full, be secured by the following security:

(a)	the Mortgage;

(b)	the Assignment Agreement I;

(c)	the Assignment Agreement II

(d)	the Assignment of Hedging Agreements;

(e)	the Factoring Agreement;

(f)	the Share Pledge,

and any other document that may have been or shall from time to time hereafter be executed as Security for the Borrower’s obligations under or pursuant to the Finance Documents.

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The Security Documents shall rank with first priority and shall include any obligations under the Finance Documents, always subject to the provision of Clause 30.5 (Partial payments).

17.2	Perfection etc.

The Borrower undertakes to ensure that the Security Documents are duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) on or about the Utilisation Date in accordance with Clause 4 (Conditions of Utilisation), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties, to maintain the security position envisaged hereunder.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand (in No. påkravsgaranti) pay that amount, and the Guarantor shall have no right of reservation or objection to such demand for payment by the Agent and no conflict or dispute of whatsoever nature between the Agent and the Borrower shall have an impact on the Guarantor’s obligation to pay under the guarantee set out in this Clause 18 (Guarantee and indemnity); and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee;

subject however, to Clause 18.2 (Guarantee limitations) below.

18.2	Guarantee limitations

Notwithstanding the obligations of the Guarantor pursuant to the guarantee set out in this Clause 18 (Guarantee and indemnity):

(a)	the maximum guarantee liability of the Guarantor hereunder shall always be limited to USD 110,000,000 plus (i) any interest, default interest, Break Cost, Swap Break Costs or other costs, fees and expenses related to the Borrower’s obligations under the Finance Documents and (ii) any default interest or other costs, fees and expenses related to the liability of the Guarantor hereunder;

(b)	the guarantee set out in this Clause 18 (Guarantee and indemnity) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Chapter 8 of the Companies Act or any equivalent and applicable provisions under the laws of the relevant jurisdiction of the Guarantor.

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18.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.5	Waiver of defences

The obligations of the Guarantor under this Clause 18 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.6	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

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18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 18 (Guarantee and indemnity).

18.8	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18 (Guarantee and indemnity):

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	Norwegian Financial Agreements Act

The Guarantor, to the extent it is deemed to be a guarantor pursuant to the FA Act, specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)	§ 29 (as the Agent shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account a Guarantor might have with each of the Finance Parties individually against the amount due);

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(b)	§ 63 (1) – (2) (to be notified of an Event of Default hereunder and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(f)	§ 66 (that its consent is required for the release of other Security);

(g)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);

(h)	§ 67 (4) (that its liabilities hereunder shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(i)	§ 70 (as it shall not have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(j)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other Security Interest provided in respect of the Borrower’s liabilities under the Finance Documents before demanding payment under or seeking to enforce its guarantee obligations hereunder);

(k)	§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by its guarantee obligations hereunder);

(l)	§ 73 (1) – (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement shall be secured by its guarantee obligations hereunder); and

(m)	§ 74 (1) – (2) (as it shall not make any claim against the Borrower for payment by reason of performance by it of its obligations under the Finance Documents until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

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19.2	Binding obligations

(a)	The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)	Save as provided herein or therein and/or as have been or shall be completed prior to the Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of the Vessel, for the Mortgage to constitute valid and enforceable first priority mortgage over the Vessel.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

(a)	any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject (including the Council Directive 2001/97/EC of the European Parliament and of the Council of 4 December 2001 amending Council Directive 91/308/EEC of the Council of the European Community implemented to combat “money laundering”);

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

19.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)	All necessary corporate, shareholder and other action have been taken by it to approve and authorize the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c)	The Borrower acts for its own account by entering into the Finance Documents and obtaining the Facility.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;

(b)	to make the Finance Documents and the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	in connection with its business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

Advokatfirmaet Simonsen Vogt Wiig AS

19.6	Governing law and enforcement

(a)	The choice of Norwegian and English law respectively as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Norway and/or England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 24.6 (Insolvency) 24.7 (Insolvency proceedings) or Clause 24.8 (Creditors’ process) is currently pending or, to its knowledge, threatened in relation to it, and none of the circumstances described in Clause 24.6 (Insolvency) 24.7 (Insolvency proceedings) or Clause 24.8 (Creditors’ process) applies to it.

19.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions) from any payment it may make under any Finance Document.

19.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than the registration of the registration of the Mortgage with the relevant Approved Ship Registry and the Factoring Agreement with the Norwegian Registry of Moveable Property (in No. Løsøreregisteret).

19.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

19.11	No misleading information

(a)	Any factual information provided by any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial information provided by any member of the Group has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any member of the Group being untrue or misleading in any material respect.

19.12	Financial statements

(a)	Its Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 20 (Information Undertakings) were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 20 (Information Undertakings) fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Guarantor) during the relevant financial year.

Advokatfirmaet Simonsen Vogt Wiig AS

(c)	As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 20 (Information Undertakings), no Obligor has had any material liabilities, direct or indirect, actual or contingent which has not been disclosed to the Agent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against it in the Original Financial Statements, the most recent delivered financial information or in the notes thereto.

(d)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of delivery of its latest financial statements.

19.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

19.15	Title

The Borrower will hold the legal title and/or will be the beneficial party, as the case may be, to the Mortgaged Assets (other than the Shares, to which the Guarantor will hold title).

19.16	No security

None of the Mortgaged Assets are affected by any Security, and it is not a party to, nor is it or any of the Mortgaged Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Mortgaged Assets, save for the Security created under the Security Documents, for liens arising solely by operation of law and/or in the ordinary course of business or otherwise as agreed with the Agent.

19.17	No immunity

Neither it, nor any of its assets, are entitled to immunity from suit, execution, attachment or other legal process, and its entry into of the Finance Documents and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

19.18	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.

19.19	Taxation

(a)	It is not overdue in the filing of any Tax returns.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes which is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Agent shall have been otherwise informed in writing.

Advokatfirmaet Simonsen Vogt Wiig AS

19.20	Environmental compliance

The Borrower and the Manager have performed and observed all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessel.

19.21	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely, if determined against it, to have a material adverse effect on its ability to perform its obligations under the Finance Documents and the Transaction Documents.

19.22	Laws and regulations

It and parties acting on its behalf shall observe and abide with all applicable laws and regulations applicable to it, inter alia to bribery and corrupt practices and to SOLAS conventions.

19.23	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Manager and the Vessel have been complied with.

19.24	The Vessel

The Vessel will on the Utilisation Date be:

(a)	in the absolute ownership of the Borrower free and clear of all encumbrances (other than current crew wages and the Mortgage) and the Borrower will be the sole, legal and beneficial owner of the Vessel;

(b)	registered in the name of the Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with DNV GL or such other classification society member of the International Association of Classification Societies as approved by the Agent, free of all overdue requirements and other recommendations.

19.25	Financial Indebtedness

It is not in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

19.26	Sanctions

No Obligor, nor any of their joint ventures, nor any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, as far as the Obligor is or ought to be aware:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit proceeding or investigation against it with respect to Sanctions by any applicable Sanctions Authority.

19.27	Ownership

(a)	KNOT owns directly one hundred per cent. (100%) of all the Shares and the ownership interests in the Borrower and from the Drop Down Date KNOP will own directly or indirectly one hundred per cent. (100%) of all the Shares and the ownership interests in the Borrower.

Advokatfirmaet Simonsen Vogt Wiig AS

(b)	TS Shipping Invest AS and Nippon Yusen Kaisha each owns directly or indirectly fifty per cent. (50%) of all the shares and/or ownership interests in KNOT.

(c)	The structure of KNOP is as set out in Schedule 7 (Structure Chart) hereto as of the date of this Agreement and the Obligors will procure that the Agent receives an updated version of Schedule 7 (Structure Chart) if any changes are made to the structure of KNOP.

(d)	The structure chart set out in Schedule 7 (Structure Chart) hereto correctly reflects the Group at the date of this Agreement.

19.28	Transaction Documents

(a)	No material terms of any of the Transaction Documents have amended or terminated, nor have any waivers of any material terms thereof been agreed, without the prior written consent of the Agent.

(b)	It has not received any notice of termination or force majeure under any of the Transaction Documents.

19.29	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on the Drop Down Date (by KNOP as Guarantor) and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and fifty days (150) days after the end of each financial year:

(i)	its audited financial statements for that financial year;

(ii)	the audited consolidated financial statements for the Guarantor for that financial year;

(iii)	the audited financial statements for the Manager for that financial year;

(iv)	the audited financial statements for the Charterer (when available) for that financial year;

(b)	as soon as the same become available, but in any event within ninety (90) days after the end of each half financial year:

(i)	its unaudited financial statements for that financial half year;

(ii)	the unaudited consolidated financial statements for the Guarantor for that financial half year;

(iii)	the unaudited financial statements for the Manager for that financial half year;

Advokatfirmaet Simonsen Vogt Wiig AS

(iv)	the unaudited financial statements for the Charterer (when available) for that financial half year;

(c)	as soon as the same become available, but in any event within 31 January of each financial year, the annual budget and cash flow projections for that financial year for the Guarantor, specifying major assumptions and structure charts which correctly reflects the KNOT Group and the KNOP Group on such date.

All financial statements shall include or be supplemented by updated details of all off-balance sheet and time-charter hire commitments.

20.2	Compliance Certificate

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 20.1 (Financial statements), a Compliance Certificate signed by the Chief Financial Officer of the each Obligor setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

Advokatfirmaet Simonsen Vogt Wiig AS

(c)	promptly upon becoming aware of them, the details of any event or series of events occur which has or may have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, the details of any arrest or casualty events related to the Vessel; and

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Notification of Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against the Borrower, the Manager or the Vessel; and

(b)	of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower, the Manager or the Vessel,

where the claim would be reasonably likely, if determined against the Borrower or the Vessel, to have a Material Adverse Effect.

20.7	Market Value and inspection reports

The Borrower shall:

(a)	arrange for, at its own expense, the Market Value of the Vessel to be determined semi-annually (first time on the Signing Date) and deliver such valuations to the Agent; and

(b)	should the Agent reasonably assume that a Default has occurred or may occur, or should the Vessel be sold or suffer a Total Loss, the Agent may arrange, or require the Borrower to arrange, additional determinations of the Market Value of the Vessel at such frequency as the Agent may request and at the Borrower’s expense; and

(c)	if any relevant external inspection reports are made or issued in respect of the Vessel, promptly forward copies of such reports to the Agent.

21.	FINANCIAL COVENANTS

The financial covenants in this Clause 21 (Financial covenants) are granted in favour of each Finance Party by the Obligors and such financial covenants shall remain in force from the date of this Agreement and throughout the Security Period.

Advokatfirmaet Simonsen Vogt Wiig AS

21.1	Definitions

(a)	In this Agreement:

“Book Equity” means, at any time, the value of the paid-in capital and reserves of the Group determined on a consolidated basis in accordance with GAAP and as shown in the latest financial statements. Subordinated Shareholder Loans shall be included in the calculation of Book Equity.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(i)	receivables in relation to Tax;

(ii)	exceptional items and other non-operating items;

(iii)	insurance claims; and

(iv)	any interest owing to any member of the Group.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group expected to be settled within twelve months from the date of computation but excluding amounts in respect of liabilities for instalments on long-term debt and capital lease payments falling due within twelve (12) months after the relevant calculation date.

“EBITDA” means, in respect of any Relevant Period, the consolidated earnings of KNOT, before:

(i)	deducting any provision on account of taxation;

(ii)	deducting any interest, discounts or other fees incurred or payable, by any member of the Group in respect of Financial Indebtedness;

(iii)	taking into account any items treated as exceptional or extraordinary items; and

(iv)	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

“Free Liquidity” means the aggregate value of:

(i)	cash in hand an unencumbered bank deposits; and

(ii)	unencumbered liquid bonds and other debt instruments with an “A”-rating or better of Standard & Poors or Moody’s and liquid equities listed on any major stock exchange; and

(iii)	any other bond or debt instrument accepted by the Agent on instruction of the Lenders in writing,

provided, however, that the Free Liquidity shall not include undrawn amounts under any loan agreement when measured in respect of KNOT, but shall in respect of KNOP include 2/3 of the undrawn amounts under any revolving credit facility.

Advokatfirmaet Simonsen Vogt Wiig AS

“Interest Bearing Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Financial Indebtedness, but excluding any such obligations to any other member of the Group (to the extent included in the Financial Indebtedness).

“Relevant Period” means each period of twelve (12) months ending on the last day of each financial quarter of KNOT’s financial year, provided that for the purposes of the calculation of EBITDA, the earnings of a Vessel (following its delivery) shall be annualised (by reference to annual earnings of similar ships acceptable to the Agent for this purpose) until it has operated for a period of twelve (12) months.

“Subordinated Shareholder Loan” means a loan made by a shareholder to the Guarantor or any of its Subsidiaries which is fully subordinated to the rights of the Finance Parties under the Finance Documents on terms approved in writing by the Lenders and which:

(i)	has a maturity date not earlier than 31.12.2022;

(ii)	may not be serviced (neither in respect of principal or interest or otherwise) until after the Final Maturity Date (other than as permitted by Clause 22.11 (Distribution restrictions)); and

(iii)	has no acceleration rights.

“Total Assets” means, at any time, the total book value of all the assets of the Group which would, in accordance with GAA, be classified as assets of the Group.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

21.2	Financial condition prior to the Drop Down Date

(a)	Free Liquidity – KNOT

KNOT shall at all times as long as it is the Guarantor under this Agreement maintain a consolidated Free Liquidity equal to or greater than USD 25,000,000.

(b)	Free Liquidity – Group (consolidated)

The Group (on a consolidated basis) shall at all times as long as KNOT is the Guarantor under this Agreement maintain a consolidated Free Liquidity equal to or greater than four per cent. (4%) of its Interest Bearing Debt.

(c)	Working Capital – Group (consolidated)

The Group (on a consolidated basis) shall at all times as long as KNOT is the Guarantor under this Agreement maintain positive Working Capital.

(d)	Minimum Equity Ratio

The Group (on a consolidated basis) shall at all times have a ratio of Book Equity to Total Assets greater than 30%.

(e)	Remedy provision

Any breach of the covenants set out in this Clause 21.2 (Financial condition prior to the Drop Down Date) shall be automatically repaired if the Group’s consolidated Free Liquidity is more than USD 75,000,000. However, the maximum repair period is limited to four (4) consecutive quarters.

Advokatfirmaet Simonsen Vogt Wiig AS

21.3	Financial condition after the Drop Down Date

(a)	Free Liquidity – KNOP

KNOP shall at all times from (and including) the time when it has acceded to this Agreement as Guarantor in accordance with Clause 26.2 (KNOP as replacement Guarantor) maintain a Free Liquidity equal to or greater than USD 15,000,000 plus USD 1,500,000 for each owned (directly or indirectly) vessel with employment contracts with less than twelve (12) months’ remaining tenor. From the time KNOP and its Subsidiaries own in total eight (8) vessels, the Free Liquidity requirement as set out above shall be increased by USD 1,000,000 for each additional vessel acquired by KNOP or any of its Subsidiaries plus USD 1,500,000 for each owned (directly or indirectly) vessel with employment contracts with less than twelve (12) months’ remaining tenor.

(b)	Minimum Equity Ratio – KNOP

KNOP shall at all times from (and including) the time when it has acceded to this Agreement as Guarantor in accordance with Clause 26.2 (KNOP as replacement Guarantor) have a ratio of Book Equity to Total Assets greater than 30%.

21.4	Financial testing

The financial covenants set out in Clause 21.2 (Financial condition prior to the Drop Down Date) and Clause 21.3 (Financial condition after the Drop Down Date) shall be calculated on KNOT’s or KNOP’s (as the case may be) consolidated figures and in accordance with GAAP and tested (i) by reference to each of its financial statements delivered pursuant to Clause 20.1 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate) and (ii) at such other times as reasonably requested by the Agent by reference to such documentation as is then available or made available in accordance with paragraph (c) of Clause 20.4 (Information: miscellaneous), and presented to the Agent in form and substance satisfactory to the Agent.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

(a)	Each Obligor, the Manager and the Charterer, shall comply in all respects with all laws, directives, regulations, decrees, rulings and such analogous rules to which it may be subject.

(b)	Each Obligor shall, and shall procure that any Affiliate, the Manager and the Charterer comply in all respect with all Sanctions.

Advokatfirmaet Simonsen Vogt Wiig AS

(c)	Each Obligor and parties acting on its behalf shall observe and abide with any law, official requirement or other regulatory measure or procedure implemented to combat (a) money laundering (as defined in Article 1 of the Directive (2005/60/EC) of the council of the European Communities (as amended, supplemented and/or replaced from time to time)) and (b) bribery and corrupt practices.

22.3	Sanctions

(a)	The Obligors shall ensure that no proceeds of the Loan or other transaction(s) contemplated by any Finance Document shall, directly or indirectly, be used or otherwise made available;

(i)	to fund any trade, business or other activity involving any Restricted Party;

(ii)	for the direct or indirect benefit of any Restricted Party; or

(iii)	in any other manner than would reasonably be expected to result in (i) the occurrence of an Event of Default under Clause 24.14 (Sanctions), or (ii) any party (other than the Borrower or the Guarantor) or any Affiliate of the Borrower or the Guarantor or any other person being party to any Finance Document being in breach of any Sanction (if and to the extent applicable to either of them) or becoming a Restricted Party.

(b)	The Obligors shall ensure that its assets, the assets, including assets subject to Security (including the Vessel), shall not be used directly or indirectly;

(i)	by or for the direct or indirect benefit of any Restricted Party; or

(ii)	in any trade which is prohibited under applicable Sanctions or which could expose the Obligors, their assets, any assets subject to Security, the Vessel, any Finance Party or any other person being party to or which benefits from any Finance Document, the Manager, any charterer or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(c)	The Obligors shall ensure that the Vessel shall not be trading to Iranian ports or carrying or storing/warehousing crude oil, petroleum products or petrochemical products or other products subject to Sanctions if they originate in Iran, or are being exported from Iran to any other country.

22.4	Negative pledge

(a)	No Obligor shall create or permit to subsist any Security over any of the Mortgaged Assets.

(b)	Paragraph (a) above does not apply to any Security listed below:

(i)	any netting or set-off arrangement entered into by an Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(iii)	any Security entered into pursuant to any Finance Document; or

(iv)	Security consented to in writing by the Agent (acting upon instructions from the Lenders).

Advokatfirmaet Simonsen Vogt Wiig AS

22.5	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction without pre-approval from the Lenders.

22.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.

22.7	Transactions with Affiliates

Each Obligor shall procure that all transactions entered into with an Affiliate are made on arm’s length terms.

22.8	Title

The Borrower shall hold legal title to and own the entire beneficial interest in the Mortgaged Assets (other than the Shares) and the Guarantor shall hold legal title to and own the entire beneficial interest in the Shares, free of all Security and other interests and rights of every kind, except for those created by the Finance Documents and as set permitted by Clause 22.3 (Negative pledge).

22.9	Insurances – general

Each Obligor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

22.10	Bank Accounts

(a)	The Borrower shall maintain the Accounts and all its other bank accounts related to the Vessel with the Account Bank and ensure that all Earnings and all proceeds received from KNOP (or a Subsidiary of KNOP) further to the Drop Down are paid to the Accounts.

(b)	The DSR Account shall be blocked in favour of the Agent and any funds deposited therein may only be released once 20% or more of the Loan has been repaid or otherwise with the consent of the Agent (acting on the instructions of the Lenders).

22.11	Distribution restrictions

The Borrower shall not, without the prior written consent of the Agent (on behalf of the Lenders):

(a)	declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any of its share premium reserve;

(c)	service or repay any loan; or

(d)	redeem, repurchase or repay any of its shares capital (or resolve to do so),

to its shareholders (or any Affiliates thereof) in respect of any financial year, other than Permitted Distributions.

In this Clause 22.11 (Distribution restrictions):

“Permitted Distribution” means any distributions listed in sub-paragraphs (a) – (d) above, unless one or more of the following events has occurred and is continuing:

(a)	a Default or an Event of Default (including, for the avoidance of doubt, a breach of the minimum value covenant regulated by Clause 7.6 (Market Value) has occurred and is continuing;

Advokatfirmaet Simonsen Vogt Wiig AS

(b)	the Vessel has not been accepted by the Charterer under the Charterparty;

(c)	20% or more of the Loan has not been repaid, provided however that this shall not apply as a requirement if the amount deposited on the DSR Account is at least equal to six (6) months projected debt service (as determined by the Lenders acting reasonably); or

(d)	the additional repayment mechanism regulated by sub-paragraph (b) of Clause 6.1 (Repayment of the Loan) has kicked in and is continuing.

22.12	Transaction Documents

The Borrower shall procure that no material terms of any of the Transaction Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Agent (for the sake of good order, the expiry of a Transaction Document on its original expiry date pursuant to the terms thereof is not affected by this provision).

22.13	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

22.14	No change of name etc.

No Obligor shall change:

(a)	the end of its fiscal year;

(b)	its nature of business which in the reasonable opinion of the Agent constitutes a Material Adverse Effect;

(c)	its legal name;

(d)	its type of organization; or

(e)	its jurisdiction;

without the prior written consent of the Agent.

22.15	Subordination

The Borrower shall procure all shareholder loans and all amounts payable to and/or claims against it from the Manager and/or any manager are fully subordinated to the interest of the Finance Parties hereunder.

22.16	Indebtedness

The Borrower shall not, without the prior written consent of the Agent, borrow any additional funds or enter into any transaction (including derivative transactions) that may result in the incurrence of any additional Financial Indebtedness (it being understood however that intercompany loans, deposits or equity contributions within the Group (“Intra-Group Indebtedness”) shall be allowed provided always that (x) no Default is then in existence or will occur from such disposition, (y) after giving effect to such disposition, the Obligors will be in compliance with the financial covenants in Clause 21 (Financial covenants), and (z) Intra-Group Indebtedness shall be fully subordinated to the Facility).

22.17	Ownership requirements

(a)	Except for the Drop Down, there shall be no change in ownership of the Borrower or of KNOT without the prior written consent of the Lenders (not to be unreasonably withheld).

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(b)	KNOT shall remain the owner of at least 25% of KNOP, either directly and/or indirectly through the General Partner.

(c)	There shall be no change in control of the General Partner.

(d)	The General Partner shall remain general partner of KNOP.

22.18	Equity contribution

The Borrower shall, or shall procure that the Guarantor or its shareholders shall, contribute sufficient equity in order for the Borrower to finance no less than 20% of the Total Delivery Costs, be it through the granting of a subordinated shareholder’s loan or through cash equity contribution.

22.19	Hedging strategy

The Borrower shall, on the Utilisation Date at the earliest but no later than one (1) month after the Utilisation Date, hedge no less than the lesser of (i) USD 35,000,000 and (ii) 50% of the Loan and no higher than 100% of the Loan against interest rate fluctuation, in accordance with a hedging policy to be agreed.

22.20	Conditions Subsequent

(a)	The Borrower shall, as soon as possible however no later than the relevant time limit specified in Part IV (Conditions Subsequent) of Schedule 2 (Conditions Precedent), deliver to the Agent the documents listed in Part IV (Conditions Subsequent) of Schedule 2 (Conditions Precedent).

(b)	All documents and evidence delivered to the Agent pursuant to this Clause 22.20 (Conditions Subsequent) shall:

(i)	be in form and substance satisfactory to the Agent;

(ii)	if required by the Agent, be in original; and

(iii)	if required by the Agent, be certified, notarized, legalized or attested in a manner acceptable to the Agent.

23.	VESSEL UNDERTAKINGS

23.1	General

The undertakings in this Clause 23 (Vessel undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.2	Insurance – Vessel

23.2.1	The Borrower undertakes to the Finance Parties that:

(a)	all insurances to be effected by the Borrower pursuant to this Clause 23.2 (Insurance—Vessel) shall be effected and maintained by the Borrower at its sole expense and on such terms acceptable to the Agent:

(i)	in the name of the Borrower;

(ii)	in an amount of hull and machinery and war risks (including the London Blocking and Trapping addendum or similar arrangement cover set out in Clause 23.2.2 below (or such other amount as may be agreed from time to time between the Borrower and the Agent);

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(iii)	so that the protection and indemnity risks include, (a) FD&D cover, and (b) in the case of oil pollution liability risks, cover for an aggregate amount equal to the customary level of cover available from time to time under the standard P&I Club entry policy but in any case, such cover shall be for an amount of not less than one billion United States Dollars (USD 1,000,000,000), on standard Club Rules, covered by a Protection and Indemnity association which is a member of the International Group of Protection and Indemnity Association and to strictly comply with all P&I-rule in the from time to time latest version of the association;

(iv)	loss of hire insurance, the case of a time charter, with the minimum obtainable waiting period and a minimum cover of ninety (90) days with an insured daily amount equal to at least the daily running costs and/or daily rate under the Charterparty plus the daily debt service amount;

(v)	such other insurances (only where applicable) upon such terms and by policies and/or entries in such forms as shall from time to time be approved in writing by the Agent (such as Political Risks insurance/Mortgage Rights Insurance in case of non-approved flag country or the Vessel will be operated by owners or via charter agreements fully and exclusively in non-approved flag country waters); and

(vi)	through such brokers (hereinafter called the “approved brokers”) and with such insurance companies, underwriters, war risk and protection and indemnity associations (hereinafter called the “approved insurers”) as shall, in each case, from time to time be approved in writing by the Agent;

(b)	all such insurances shall be renewed by the Borrower at least seven (7) days before the relevant policies or contracts expire and the approved brokers (if applicable) and/or the approved insurers shall promptly confirm in writing to the Agent as and when each such renewal is effected and, in the event of any renewal not being effected as aforesaid, shall notify the Agent forthwith;

(c)	the Borrower shall pay punctually all premiums, calls, contributions or other sums payable in respect of all such insurances and produce all relevant receipts when so required by the Agent;

(d)	the Borrower shall forthwith upon presentation of invoices from the relevant insurers (which, save manifest error, shall constitute conclusive evidence as regards the amounts to be paid) pay all costs and expenses incurred by the Agent in effecting and keeping Mortgagees Interest Insurance, Mortgage Rights Insurance, Mortgagees Additional Perils Insurance amounting to 110% of the Loan for the benefit of the Finance Parties and any other relevant cover taken out in the name of the Agent;

(e)	the Borrower shall arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association;

(f)	the Borrower shall procure that the policies and/or entries in respect of the insurances against marine and war risks are, in each case, endorsed with the interest of the Agent to the effect that:

(i)	payment of a claim for a Total Loss of the Vessel will be made to the Agent as mortgagee and as the Borrower’s assignee (until the Mortgage has been discharged, after which to the Borrower); and

(ii)	payment in respect of a claim which is not a Total Loss of the Vessel shall, subject to the proviso hereto, be made to the Borrower who shall apply the same to make good the loss and fully repair all damage and otherwise maintaining the Vessel in accordance with their obligations hereunder, provided however (a) that no such

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claims as are payable in respect of a major casualty (that is to say a claim or the aggregate of the claims exceeds USD 3,000,000 (USD Three million) inclusive of any deductible (or the then equivalent in any other currency)) shall be paid to the Borrower without the prior written consent of the Agent (such consent not to be unreasonably withheld) and (b) that all such sums shall be payable to the Borrower as aforesaid only until such time as the Agent may otherwise direct to the contrary following an Event of Default whereupon all such sums shall be paid to the Agent as the Borrower’s assignee;

(g)	the Borrower shall procure that the entries in respect of protection and indemnity risks shall provide for moneys payable thereunder to be paid either:

(i)	to the person to whom was incurred the liability in respect of which the relevant money was paid, unless and until the Agent as the Borrower’s assignee shall direct (following the occurrence of any Event of Default) that they shall be paid to the Agent; or

(ii)	to the Borrower in reimbursement for any payment properly made by the Borrower to a third party;

(h)	the Borrower shall procure that copies of all cover notes, policies and certificates of entry or extracts in relation thereto are furnished to the Agent as the Borrower’s assignee for its approval and custody;

(i)	the Borrower shall procure that the interest of the Borrower as owner of the Vessel and of the Agent as first mortgagee of the Vessel and as assignee of the Borrower’s interest in the insurances shall be recorded on all policies and shall be confirmed to the Borrower and the Agent in conformity with applicable market practice and with the requirements of the Borrower and the Agent, which shall in any case include written confirmation from the underwriters or insurance brokers that the relevant notices of assignment and the loss payable clause are noted in the insurance contracts and that the standard letters of undertaking are executed by the insurers/insurance brokers;

(j)	the Borrower shall procure that the deductible of the hull and machinery insurance is not higher than what is customary for vessels of the same type as the Vessel;

(k)	the Borrower shall advise the Agent with whom such insurances will be placed and upon what main terms they will be effected at least fifteen (15) days prior to the Utilisation Date;

(l)	the Borrower shall reimburse the Agent, if at any time requested by the Agent, for the cost of the provision of an insurance report by an independent agency or shall provide the Agent with such a report;

(m)	the Borrower shall not do any act or permit or suffer any act to be done whereby any insurance required as aforesaid shall or may be suspended, cancelled or fails to be effected or maintained;

(n)	without prejudice to the obligation of Borrower to keep the Vessel in repair regardless of whether insurance proceeds shall have first been received, the Borrower shall apply all such sums receivable in respect of the insurances as are paid to the Borrower in accordance with the terms of sub-paragraph (f)(ii) above for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received; and

(o)	the Borrower shall not make any material alteration to any of the insurances referred to in this Clause without prior written approval by the Agent and shall not make, do, consent or agree to any act or omission which is likely to render any such instrument of insurance invalid or unenforceable or render any sum payable thereunder repayable in whole or in part.

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23.2.2	Notwithstanding anything to the contrary contained in this Clause, the Vessel shall be kept insured in respect of hull and machinery and war risks for an amount not less than the greater of (A) 100% of the Market Value of the Vessel and (B) 120% of the Loan (which insurance amount is hereinafter referred to as the “Minimum Insured Value”).

23.2.3	The hull and machinery basis of the insurance (as opposed to the hull interest / increased value or total loss only basis for the insurance) shall be not less than 80% of the Minimum Insured Value.

23.3	Flag, name and registry

The Vessel shall be registered in an Approved Ship Registry. The Borrower may not move the Vessel to any other ship register or Approved Ship Registry without the prior written consent of the Agent.

23.4	Classification and repairs

The Borrower shall, and shall procure that the Manager shall, keep or shall procure that the Vessel is kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(a)	so as to maintain its class at the highest level with DNV GL or another IACS classification society approved to the Agent, free of overdue material recommendations and qualifications; and

(b)	so as to comply with the laws and regulations (statutory or otherwise), constitutional documents and international conventions applicable to units registered under the flag state of the Vessel or to vessels trading to any jurisdiction to which the Vessel may trade from time to time;

(c)	not, without the prior written consent of the Agent, change the classification society of the Vessel;

(d)	not, without the prior written consent of the Agent, bring the Vessel or allow the Vessel to be brought to any yard for repairs or for the purpose of work being done upon her where the costs of such repairs or work is likely to exceed USD 1,000,000 (or the equivalent thereof in any other currency), unless such person shall first have given to the Agent and in terms reasonably satisfactory to it, a written undertaking not to exercise any lien on the Vessel or her Insurances or Earnings for the cost of such repairs or work or otherwise;

(e)	not permit any major change or structural alteration to be made to the Vessel, nor any modification of, or part removal from, the Vessel in a way which would materially diminish her value;

(f)	procure that the Vessel is kept in a good, safe and efficient condition and state of repair consistent with the industry’s best ownership and management practice with dry-docking to be completed at the frequency required under the Charterparty; and

(g)	not permit the Vessel enter the territorial waters (12 mile limit) of the US unless a valid Certificate of Financial Responsibility as required by the United States Coast Guard has been obtained for the Vessel in advance.

23.5	Inspections and class records

(a)	The Borrower shall procure that the Agent’s surveyor at the Borrower’s cost, is permitted to inspect the condition of the Vessel twice a year provided always that such arrangement shall not interfere with the operation of the Vessel and subject to satisfactory indemnities approved by the P&I insurers.

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(b)	The Borrower shall, and shall procure that the Manager shall procure that the Agent’s is:

(i)	granted permission to access class records and other information from the classification society in relation to any Vessel, through a letter sent by the relevant Borrower to the classification society (in a form prepared or approved by the Agent), which will also specify that should there be a condition of class imposed or a class recommendation issued in respect of the Vessel, the classification society shall immediately inform the Agent by email; and

(ii)	granted electronic access to class records directly by the classification society or indirectly via the account manager of the Borrower and/or the Manager (as the case may be) and designating the Agent as a user or administrator of the system under its account.

(c)	The Borrower shall, and shall procure that the Manager shall, instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessel.

23.6	Surveys

The Borrower shall, and shall procure that the Manager shall, submit to or cause the Vessel to be submitted to such periodic or other surveys (including, without limitation, periodic drydocking) as may be required for classification purposes, pursuant to the terms of the Charterparty and to ensure full compliance with regulations of the flag state of the Vessel and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however such requests are limited to once a year.

23.7	Notification of certain events

The Borrower shall, and shall procure that the Manager shall (upon becoming aware), immediately notify the Agent of:

(a)	any accident to the Vessel involving repairs where the costs will or is likely to exceed USD 1,000,000 (or the equivalent in any other currency);

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;

(c)	any exercise or purported exercise of any arrest or lien on the Vessel, its Earnings or its Insurances;

(d)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

(e)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrower or the Manager or otherwise in connection with the Vessel.

23.8	Operation of the Vessel

(a)	The Borrower shall procure that the Vessel is managed by the Manager pursuant to the Management Agreement and shall not, without the prior written consent of the Agent, change or allow the change of the technical management of the Vessel.

(b)	The Borrower shall, and shall procure that the Manager shall, comply, or procure the compliance in all material respects with the International Convention for the Safety of Life at Sea (SOLAS) 1974, the ISM Code and the ISPS Code, all Environmental Laws and all

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other laws or regulations relating to the Vessel (all as adopted, amended or replaced from time to time), its ownership, operation and management or to the business of the Borrower, the Manager and any charterer and shall not employ the Vessel nor allow its employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and

(ii)	to carry any nuclear waste or nuclear material under any circumstances;

(iii)	in breach of any embargo or sanction or prohibition order (or any similar order or directive) of:

(a)	the United Nations Security Council;

(b)	the European Union;

(c)	the United Kingdom; or

(d)	the United States of America,

as they apply to their members or nationals; or

(iv)	in any trade, carriage of goods or business which is forbidden by United Kingdom law or United States of America law as they apply to their members or nationals, or any law applicable to the Borrower, the Manager, any charterer, any operator of the Vessel or any country which the Vessel may visit;

(v)	in carrying illicit or prohibited goods;

(vi)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated;

(vii)	by or for the benefit of a Restricted Party; or

(viii)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessel unless the Borrower has (at its own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class unit owners within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

23.9	ISM Code compliance

The Borrower shall, and shall procure that the Manager shall:

(a)	procure that the Vessel remains subject to a SMS;

(b)	procure that a valid and current SMC is maintained for the Vessel;

(c)	if not itself, procure that the Manager maintains a valid and current DOC;

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of its DOC or the DOC of the Manager; and

(e)	immediately notify the Agent in writing of any “accident” or “major nonconformity”, each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

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23.10	Environmental compliance

The Borrower shall, and shall procure that the Manager shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessel, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to any of them and/or the Vessel.

23.11	Arrest

The Borrower shall pay and discharge when due:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel, its Earnings or its Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessel, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessel, its Earnings and its Insurances,

and forthwith (however not later than after thirty (30) Business Days) upon receiving a notice of arrest of the Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

23.12	Chartering

The Borrower shall not enter into arrangements which provide an obligation to charter (or similar arrangement) in any tonnage.

23.13	Restrictions on sale, chartering etc.

The Borrower shall not, without the prior written consent of the Agent:

(a)	sell or otherwise dispose of the Vessel, unless the Loan is fully prepaid in accordance with Clause 7.5 (Total Loss or sale of the Vessel) in connection therewith; or

(b)	terminate, cancel, amend or supplement any charterparty or other contract of employment entered into in respect of the Vessel, nor assign such charterparty or other contract of employment to any other person.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 (Events of Default) is an Event of Default (save for Clause 24.17 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

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24.2	Financial covenants etc.

Any requirement of Clause 21 (Financial covenants), Clause 23.2 (Insurance – Vessel), Clause 23.3 (Flag, name and registry) and Clause 23.4 (Classification and repairs) is not satisfied.

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants etc.)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross default
(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 24.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 5,000,000 (or its equivalent in any other currency or currencies).

24.6	Insolvency

(a)	An Obligor, the Manager or the Charterer:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts;

(iii)	or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor, the Manager or the Charterer is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of an Obligor, the Manager or the Charterer.

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24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor, the Manager or the Charterer;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor, the Manager or the Charterer;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor, the Manager or the Charterer or any of its assets; or

(d)	enforcement of any Security over any assets of an Obligor, the Manager or the Charterer,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 24.7 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor and is not discharged within thirty (30) days.

24.9	Ownership

(a)	The Borrower ceases to be owned 100% directly or indirectly by the Guarantor.

(b)	KNOT ceases to be owned 100% directly or indirectly by TS Shipping Invest AS and Nippon Yusen Kabushiki Kaisha, on a 50/50 basis.

(c)	KNOP ceases to be listed on the New York Stock Exchange.

(d)	The General Partner ceases to be the general partner in KNOP, and/or the General Partner ceases the right to appoint three (3) out of seven (7) board directors to the board of directors in KNOP.

24.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

24.11	Repudiation

(a)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document or a Transaction Document.

(b)	Any Finance Document or Transaction Document ceases to be legal, valid, binding, enforceable or effective.

(c)	The Charterparty is cancelled or terminated prior to its original expiry date for any reason.

24.12	Material adverse change

Any event or series of events occur which has a Material Adverse Effect.

24.13	Cessation of business

An Obligor, the Manager or the Charterer suspends or ceases to carry on (or threatens to suspense or cease to carry on) all or a part of its business.

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24.14	Sanctions

An Obligors, or any of its Affiliates, any of its joint ventures or any of its directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, becomes a Restricted Party.

24.15	Insurances

Any insurance policy taken out in respect of the Vessel is cancelled, revoked or lapses, or any insurance claim(s) by the Borrower is repudiated following a Total Loss.

24.16	The Vessel

(a)	Class certification is withdrawn.

(b)	There is an instability affecting a country of flag and the Vessel is not transferred to another Approved Ship Registry immediately upon request by the Agent.

24.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	require payment of default interest on the Loan in accordance with Clause 8.3 (Default interest);

(b)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(c)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(d)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Transfers by the Lenders

Subject to this Clause 25 (Changes to the Lenders), a Lender (the “Existing Lender”) may transfer by novation any of its rights and obligations, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in the Loan, securities or other financial assets (the “New Lender”).

25.2	Conditions of transfer

(a)	The consent of the Borrower is required for a transfer by an Existing Lender, unless the transfer is (i) to another Lender or an Affiliate of a Lender, (ii) an Event of Default has occurred which is continuing or (iii) is in connection with the implementation of any securitisation, covered bond program or any similar or equivalent transaction.

(b)	The consent of the Borrower to a transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent twenty (20) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	A transfer will only be effective if the procedure set out in Clause 25.4 (Procedure for transfer) is complied with.

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(d)	If:

(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 12.6 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred. This paragraph (f) shall not apply in respect of a transfer made in the ordinary course of the primary syndication of the Facility.

(e)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,000.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

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(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 25 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 25.6 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Mandated Lead Arrangers, the Bookrunner, the Structuring Bank, the Hedging Banks, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers, the Bookrunner, the Structuring Bank, the Hedging Banks and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Copy of Transfer Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

25.7	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.4 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

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(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.6 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 25.6 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	KNOP as replacement Guarantor

(a)	Following the Drop Down Date, KNOP shall accede to this Agreement as Guarantor and upon (i) KNOP’s accession in accordance with this Clause 26.2 (KNOP as replacement Guarantor), (ii) completion of the Drop Down, and (iii) prepayment having been made in accordance with Clause 7.3 (Drop Down), KNOT shall be released from its obligations as Guarantor under this Agreement, provided that there are no outstanding claims against KNOT under the Finance Documents.

(b)	KNOP shall become Guarantor once:

(i)	the Borrower has delivered to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received in form and substance satisfactory to it, all documents and other evidence listed in Part III (Conditions Precedent for Drop Down) of Schedule 2 (Conditions precedent).

(c)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in paragraphs (a) and (b) above, such replacement of KNOT by KNOP as Guarantor to be effective as of the date the Borrower and the Lenders are notified in accordance with this paragraph (c).

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(d)	Irrespective of anything to the contrary set out in this Agreement or any other Finance Document, no representations, covenants or other obligations of the Guarantor or provisions referring to the Guarantor (whether in its capacity as Guarantor or otherwise) under this Agreement shall apply to KNOP prior to the date KNOP accedes as Guarantor under this Agreement or to KNOT after such date as KNOT has resigned as Guarantor under this Agreement.

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE MANDATED LEAD ARRANGERS, THE BOOKRUNNER AND THE STRUCTURING BANK

27.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each Hedging Bank appoints the Agent to act as its security agent under and in connection with the Security Documents only.

(d)	Each Hedging Bank authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

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(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.5 (Copy of Transfer Certificate to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4	Role of the Mandated Lead Arrangers, the Bookrunner and the Structuring Bank

Except as specifically provided in the Finance Documents, neither the Mandated Lead Arrangers, the Bookrunner nor the Structuring Bank have any obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Mandated Lead Arrangers, the Bookrunner or the Structuring Bank as a trustee or fiduciary of any other person.

(b)	Neither the Agent, any Mandated Lead Arranger, the Bookrunner nor the Structuring Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6	Business with the Group

The Finance Parties may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

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27.7	Rights and discretions of the Agent

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

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(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, any Mandated Lead Arranger, the Bookrunner nor the Structuring Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.8	Responsibility for documentation

Neither the Agent, any Mandated Lead Arranger, the Bookrunner or the Structuring Bank is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, any Mandated Lead Arranger, the Bookrunner, the Structuring Bank an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

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(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, any Mandated Lead Arranger, the Bookrunner or the Structuring Bank to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent, the Mandated Lead Arrangers, the Bookrunner or the Structuring Bank that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.

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In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving thirty (30) days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 (Role of the Agent, the Mandated Lead Arrangers, the Bookrunner and the Structuring Bank) and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three (3) Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.4 (Indemnity to the Agent) and this Clause 27 (Role of the Agent, the Mandated Lead Arrangers, the Bookrunner and the Structuring Bank) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Advokatfirmaet Simonsen Vogt Wiig AS

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 12.6 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 12.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

27.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.14	Relationship with the Lenders

(a)	Subject to Clause 25.6 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

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(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(iii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Mandated Lead Arrangers, the Bookrunner and the Structuring Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

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(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This Clause 29 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it from that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid

Advokatfirmaet Simonsen Vogt Wiig AS

by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, regularly scheduled swap payment, fee or commission due but unpaid under this Agreement and any Hedging Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal and swap termination due but unpaid under this Agreement and any Hedging Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the other Finance Documents.

(b)	The Agent shall, if so directed by the Lenders and the Hedging Banks, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

Advokatfirmaet Simonsen Vogt Wiig AS

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

31.	SET-OFF

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Each Obligor hereby agrees and accepts that this Clause 31 (Set-off) shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law that Section 29 of the FA Act shall not apply to this Agreement.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

Knutsen Shuttle Tankers 19 AS

P. O. Box 2017

N-5504 Haugesund

Norway

Fax no.: +47 52 70 40 40

E-mail: finance@knutsenoas.com

(b)	in the case of the Guarantor, that identified with its name below;

Knutsen NYK Offshore Tankers AS

P. O. Box 2017

N-5504 Haugesund

Norway

Fax no.: +47 52 70 40 40

(c)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

Advokatfirmaet Simonsen Vogt Wiig AS

(d)	in the case of the Agent, that identified with its name below,

Sumitomo Mitsui Banking Corporation Europe Limited

99 Queen Victoria Street

London EC4V 4EH

United Kingdom

Attention: Olivier Dano

Fax no: +44 (0) 207 786 1994

E-mail:     olivier_dano@gb.smbcgroup.com

Please copy:    Olivier Pigeon / olivier_pigeon@fr.smbcgroup.com

Guillaume Dufour / guillaume_dufour@fr.smbcgroup.com

Henriette Zephir / henriette_zephir@fr.smbcgroup.com

Contact details for administration purposes:

Attention: OAD Loans Agency

Fax No: +44 (0) 20 7786 1656

E-mail:     gblooadloanagency@gb.smbcgroup.com

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

Advokatfirmaet Simonsen Vogt Wiig AS

32.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

Advokatfirmaet Simonsen Vogt Wiig AS

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (All Lender matters) and Clause 36.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	All Lender matters

(a)	An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 7.10 (Application of prepayments), Clause 25 (Changes to the Lenders), Clause 29 (Sharing among the Finance Parties), this Clause 36 (Amendments and waivers), Clause 41 (Governing law) or Clause 42.1 (Jurisdiction);

(vii)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity);

(viii)	release of any Security created by the Security Documents unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing; or

(ix)	any change to the Security Documents,

shall not be made without the prior consent of all the Lenders.

36.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, any Mandated Lead Arranger, the Bookrunner, the Structuring Bank or any Hedging Bank may not be effected without the consent of, as the case may be, the Agent, the relevant Mandated Lead Arranger, the Bookrunner, the Structuring Bank or the relevant Hedging Bank.

Advokatfirmaet Simonsen Vogt Wiig AS

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	CONFLICT

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

SECTION 12

MISCELLANEOUS

39.	DISCLOSURE OF INFORMATION AND CONFIDENTIALITY

(a)	Each Obligor irrevocably authorises any Finance Party to give, divulge and reveal from time to time information and details relating to its account, the Vessel, the Finance Documents, the Transaction Documents, the Facility, any Commitment and any agreement entered into by any Obligor or information provided by any Obligor in connection with the Finance Documents to;

(i)	any private, public or internationally recognised authorities;

(ii)	the head offices, branches and affiliates, and professional advisors of any Finance Party;

(iii)	any other parties to the Finance Documents;

(iv)	a rating agency or their professional advisors;

(v)	any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Facility and/or Commitments; on

(vi)	any other person(s) regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto,

including, without limitation, any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the rights and obligations of any Finance Documents.

(b)	Each Finance Party shall have the right, at its own expense, to publish information about its participation in and the agency and arrangement of the Facility and for such purpose use the Obligors’ logos and trademark in connection with such publication.

40.	“KNOW YOUR CUSTOMER” CHECKS

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (whether in public regulation or in internal regulation of any of the Finance Parties) made after the date hereof;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date hereof;

Advokatfirmaet Simonsen Vogt Wiig AS

(iii)	a proposed assignment or transfer by a Finance Party of any of its rights and/or obligations under this Agreement to a party that is not a Finance Party prior to such assignment or transfer; or

(iv)	any internal requirements or routines of any of the Finance Parties,

obliges the Agent or any Finance Party (or, in the case of paragraph (iii) above, any prospective new Finance Party) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Finance Party) in order for the Agent, such Finance Party or, in the case of the event described in paragraph (c) above, any prospective new Finance Party to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Finance Parties or prospective new Finance Parties pursuant to the transactions contemplated in the Finance Documents.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement is governed by Norwegian law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)	The courts of Norway, the venue to be Bergen city court (in Norwegian: Bergen tingrett) have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a “Dispute”).

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 42.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Advokatfirmaet Simonsen Vogt Wiig AS

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender:	Share	Commitment:
Sumitomo Mitsui Banking Corporation Europe Limited	5/9	USD 50,000,000
Commbank Europe Limited	4/9	USD 40,000,000
	9/9	USD 90,000,000

Advokatfirmaet Simonsen Vogt Wiig AS

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Signing

1.	Obligors

(a)	Copies of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and Transaction Documents to which it is a party and resolving that it shall execute the Finance Documents and Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents and Transaction Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A copy of a Power of Attorney (notarised and legalised if requested by the Agent).

(e)	A written confirmation in original from a Director of each Obligor that each document provided by that Obligor under items 1 and 2 of Part I (Conditions Precedent to Signing) of this Schedule 2 (Conditions Precedent) are true copies of the originals.

2.	Know Your Customer (KYC) requirements

Any documents required by the Finance Parties pursuant to any “Know your customer Checks” with respect to the Borrower, the Guarantor and their signatories, directors and ultimate beneficial owners.

3.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the Finance Documents and Transaction Documents to which they are respective parties.

4.	Documents relating to the Vessel

(a)	A copy of the Shipbuilding Contract.

(a)	A copy of the Charterparty.

(b)	A copy of the current DOC.

(c)	A copy of the Management Agreement.

Advokatfirmaet Simonsen Vogt Wiig AS

5.	Other documents and evidence

(a)	The Original Financial Statements of each Obligor.

(a)	Evidence of satisfactory shareholding structure of the Borrower and the Guarantor.

(b)	Any other documents as reasonably requested by the Agent.

Part II

Conditions Precedent to Utilisation

6.	Finance Documents

(a)	The Agreement.

(b)	The Mortgage.

(c)	The Assignment Agreement I.

(d)	A Notice of Assignment of Insurances and the insurers’ acknowledgement thereof.

(e)	A Notice of Assignment of Earnings and the Charterer’s acknowledgement thereof.

(f)	A Notice of Pledge of Accounts and the Account Bank’s acknowledgement thereof.

(g)	The Assignment Agreement II.

(h)	A Notice of Assignment of Shipbuilding Contract and the Shipyard’s acknowledgement thereof.

(i)	A Notice of Assignment of Charterparty and the Charterer’s acknowledgement thereof.

(j)	A Notice of Assignment of Management Agreement and the Manager’s acknowledgement thereof.

(k)	The Assignment of Hedging Agreements.

(l)	Notices of Assignment of Hedging Agreement and each Hedging Bank’s acknowledgement thereof.

(m)	The Factoring Agreement.

(n)	Evidence that the Factoring Agreement has or will in connection with the disbursement of the Loan be registered with its intended priority in the Registry of Moveable Property (in No. Løsøreregisteret).

(o)	The Share Pledge (executed by KNOT).

(p)	Evidence of perfection of the Share Pledge.

(q)	Manager’s Undertaking from the Manager in such form as the Agent may require (upon completion of transfer of current management agreements).

(r)	A Fee Letter, duly acknowledged by the Borrower.

(s)	The Hedging Agreements.

(All Finance Documents to be delivered in original).

Advokatfirmaet Simonsen Vogt Wiig AS

7.	Documents relating to the Vessel

(a)	Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 23.2 (Insurance—Vessel), and evidencing that the Agent’s Security in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement I.

(b)	A copy of a report, in form and scope reasonably acceptable to the Agent, from Bankserve or another firm of marine insurance brokers acceptable to the Lenders with respect to the insurance maintained in respect of the Vessel, together with a certificate from such broker certifying that such insurances (I) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as is acceptable to the Lenders and (II) conform with requirements of the mortgage taken for the benefit of the Lenders in the Vessel.

(c)	A copy of the Protocol of Delivery and Acceptance under the Shipbuilding Contract.

(d)	A copy of the Builder’s Certificate.

(e)	A copy of the Bill of Sale (if relevant).

(f)	A copy of any addenda to the Charterparty, including an addendum which extends the acceptance date under the Charterparty to on or before 15 May 2015 if delivered at Rio de Janeiro or 15 April 2015 if delivered ex shipyard in China.

(g)	A copy of the Protocol of Delivery and Acceptance under the Charterparty (only applicable if the Vessel is accepted by the Charterer at the Shipyard).

(h)	Evidence (by way of transcript of registry) that the Vessel is, or will be, registered in the name of the Borrower in an Approved Ship Registry acceptable to the Agent, that the Mortgage has been, or will in connection with Utilisation of the Facility be, executed and recorded with its intended first priority against the Vessel and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel;

(i)	A copy of an updated class certificate related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the highest class in accordance with Clause 23.4 (Classification and repairs), free of extensions and overdue recommendations.

(j)	A copy of the current SMC.

(k)	A copy of the current ISSC.

(l)	A complete and detailed breakdown of the Total Delivery Cost.

(m)	Valuation certificates issued not earlier than one hundred (100) days before the Utilisation Date evidencing the Market Value of the Vessel.

8.	Legal opinions

(a)	A legal opinion from Advokatfirmaet Simonsen Vogt Wiig AS, legal advisers to the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

Advokatfirmaet Simonsen Vogt Wiig AS

(b)	If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	If any Mortgaged Asset is situated in a jurisdiction other than Norway, or any Finance Document is subject to any other choice of law than Norwegian law, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

9.	Other documents and evidence

(a)	A Utilisation Request.

(b)	A copy of a Compliance Certificate confirming that the Borrower and the Guarantor are in compliance with the financial covenants as set out in Clause 21 (Financial covenants);

(c)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

(d)	Evidence that the Borrower, the Guarantor or its shareholders shall has contributed sufficient equity in order for the Borrower to finance no less than 20% of the Total Delivery Costs, be it through the granting of a subordinated shareholder’s loan or through cash equity contribution.

(e)	Evidence that all process agent appointments required by the Finance Documents have been duly accepted.

(f)	Any other documents as reasonably requested by the Agent.

Part III

Conditions Precedent to Drop Down

10.	KNOP and the relevant Subsidiary which will become the owner of the Borrower

(a)	Copies of the constitutional documents of KNOP and the relevant Subsidiary which will become the owner of the Borrower.

(b)	A copy of a resolution of the board of directors of KNOP and the relevant Subsidiary which will become the owner of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it will become a party and resolving that it shall execute the Finance Documents to which it will become a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it will become a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which will become is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

Advokatfirmaet Simonsen Vogt Wiig AS

(d)	A copy of a Power of Attorney (notarised and legalised if requested by the Agent).

(e)	A written confirmation in original from a Director of KNOP and the relevant Subsidiary which will become the owner of the Borrower that each document provided by that Obligor under items 10 and 11 of Part III (Conditions Precedent to Drop Down) of this Schedule 2 (Conditions Precedent) are true copies of the originals.

11.	Know Your Customer (KYC) requirements

Any documents required by the Finance Parties pursuant to any “Know your customer Checks” with respect to KNOP and its signatories, directors and ultimate beneficial owners.

12.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for KNOP to enter into and perform their obligations under this Agreement and/or any of the Finance Documents to which it will become a party.

13.	Finance Documents

(a)	The Accession Letter.

(b)	The Share Pledge (executed by KNOP (or a Subsidiary of KNOP)).

(c)	Evidence of perfection of the Share Pledge.

14.	Other documents and evidence

(a)	Evidence (by way of a share purchase agreement or similar and an updated register of shareholders issued by the Borrower) that all shares in the Borrower has been, or will in connection with the Drop Down, be transferred from KNOT to KNOP (or a Subsidiary of KNOP).

(b)	Evidence that all process agent appointments required by the Finance Documents have been duly accepted.

(c)	Any other documents as reasonably requested by the Agent.

15.	Legal opinions

(a)	A legal opinion from Advokatfirmaet Simonsen Vogt Wiig AS, legal advisers to the Agent in Norway.

(b)	If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction.

(c)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

Part IV

Conditions Subsequent

16.	Conditions subsequent

(a)	The Charterer’s acknowledgement of the Notice of Assignment of Charterparty (within three (3) months of the Signing Date).

Advokatfirmaet Simonsen Vogt Wiig AS

(b)	A copy of the Protocol of Delivery and Acceptance under the Charterparty (if the Vessel is not accepted by the Charterer at the Shipyard) (within four (4) months of the Delivery Date).

Advokatfirmaet Simonsen Vogt Wiig AS

SCHEDULE 3

REQUESTS

Part I

Utilisation Request

From:	Knutsen Shuttle Tankers 19 AS

To:	Sumitomo Mitsui Banking Corporation Europe Limited

Dated:

Dear Sirs

Knutsen Shuttle Tankers 19 AS - USD 90,000,000 Facility Agreement

dated 17 December 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Facility
Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of the Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Knutsen Shuttle Tankers 19 AS

Advokatfirmaet Simonsen Vogt Wiig AS

Part II

Selection Notice

From:	Knutsen Shuttle Tankers 19 AS

To:	Sumitomo Mitsui Banking Corporation Europe Limited

Dated:

Dear Sirs

Knutsen Shuttle Tankers 19 AS - USD 90,000,000 Facility Agreement

dated 17 December 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan with an Interest Period ending on [ ]*.

3.	We request that the next Interest Period for the Loan is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

Knutsen Shuttle Tankers 19 AS

*	Insert details of all The Loan which have an Interest Period ending on the same date.

Advokatfirmaet Simonsen Vogt Wiig AS

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:      Sumitomo Mitsui Banking Corporation Europe Limited as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Knutsen Shuttle Tankers 19 AS – USD 90,000,000 Facility Agreement

dated 17 December 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.4 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.3 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Advokatfirmaet Simonsen Vogt Wiig AS

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                ].

[Agent]

By:

Advokatfirmaet Simonsen Vogt Wiig AS

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	Sumitomo Mitsui Banking Corporation Europe Limited as Agent

From:	Knutsen Shuttle Tankers 19 AS and Knutsen NYK Offshore Tankers AS

Dated:

Dear Sirs

Knutsen Shuttle Tankers 19 AS – USD 90,000,000 Facility Agreement

dated 17 December 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[ ]

3.	[We confirm that each Repeating Representation is true and correct on this date and that no Default is continuing.] *

Yours faithfully

authorised signatory for

Knutsen Shuttle Tankers 19 AS and Knutsen NYK Offshore Tankers AS

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Advokatfirmaet Simonsen Vogt Wiig AS

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	Sumitomo Mitsui Banking Corporation Europe Limited as Agent

From:	Knutsen Shuttle Tankers 19 AS, Knutsen NYK Offshore Tankers AS and KNOT Offshore Partners LP

Dated:

Dear Sirs

Knutsen Shuttle Tankers 19 AS – USD 90,000,000 Facility Agreement

dated 17 December 2014 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	Knutsen NYK Offshore Partners LP (“KNOP”) agrees to become the Guarantor with respect to all amounts outstanding under the Agreement and to be bound by the terms of the Agreement as the Guarantor pursuant to Clause 26.2 (KNOP as replacement Guarantor) of the Agreement. KNOP is a company duly incorporated under the laws of the United States.

3.	KNOP’s administrative details are as follows:

Address:

Fax no.:

Attention:

4.	We confirm that the Repeating Representations are made by each of Knutsen Shuttle Tankers 19 AS and Knutsen NYK Offshore Partners LP on the date of this Accession Letter and that all Repeating Representations are true in all material respects on that date.

5.	This Accession Letter is governed by Norwegian law and KNOP has appointed [•] as its process agents in respect of this Accession Letter and the other Finance Documents.

Yours faithfully

authorised signatory for

Knutsen Shuttle Tankers 19 AS

authorised signatory for

Knutsen NYK Offshore Tankers AS

authorised signatory for

KNOT Offshore Partners LP

Advokatfirmaet Simonsen Vogt Wiig AS

SCHEDULE 7

STRUCTURE CHART

KNOT Group

Advokatfirmaet Simonsen Vogt Wiig AS

KNOP Group

Advokatfirmaet Simonsen Vogt Wiig AS

SCHEDULE 8

REPAYMENT SCHEDULE

Instalments	Instalment amounts (all amounts specified as a percentage of the original amount of the Loan)	Additional instalments Drop Down mandatory repayments (all amounts specified as a percentage of the original amount of the Loan)
1.	1.1%
2.	1.1%
3.	1.1%
4.	1.1%
5.	1.1%
6.	1.1%
7.	1.1%
8.	1.1%
9.	1.1%	1%
10.	1.1%	1%
11.	1.1%	1%
12.	1.1%	1%
13.	1.1%	1%
14.	1.1%	1%
15.	1.1%	1%
16.	1.1%	1%
17.	1.1%	1%
18.	1.1%	1%
19.	1.1%	1%
20.	1.1%	1%
21.	1.1%	1%
22.	1.1%	1%
23.	1.1%	1%
24.	1.1%	1%
25.	1.1%	1%
26.	1.1%	1%
27.	1.1%	1%
28.	1.1%	1%
29.	1.1%
30.	1.1%
31.	1.1%
32.	1.1%
33.	1.1%
34.	1.1%
35.	1.1%
36.	1.1%
37.	1.1%
38.	1.1%
39.	1.1%
40.	1.1%

Total repayment	44%	20%

Balloon	36%

Advokatfirmaet Simonsen Vogt Wiig AS

EXECUTION PAGE

Borrower:		Guarantor:

KNUTSEN SHUTTLE TANKERS 19 AS		KNUTSEN NYK OFFSHORE TANKERS AS

By:	/S/ BJORN SANDE URTEGAARD	By:	/S/ BJORN SANDE URTEGAARD
Name:	BJORN SANDE URTEGAARD	Name:	BJORN SANDE URTEGAARD
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Original Lender, Mandated Lead Arranger, Bookrunner, Structuring Bank and Agent:

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

By:	/S/ THOMAS DALE	By:	/s/ Kristian Lind-Amundsen
Name:	THOMAS DALE	Name:	Kristian Lind-Amundsen
Title:	Attorney-in-fact	Title:	Advokat

Hedging Bank:

SMBC NIKKO CAPITAL MARKETS LIMITED

By:	/S/ THOMAS DALE	By:
Name:	THOMAS DALE	Name:
Title:	Attorney-in-fact	Title:

Original Lender and Mandated Lead Arranger:

COMMBANK EUROPE LIMITED

By:	/s/ Raymond De Carlo	By:
Name:	Raymond De Carlo	Name:
Title:	Company Secretary/Director CommBank Europe Limited	Title:

Advokatfirmaet Simonsen Vogt Wiig AS

Hedging Bank:

COMMONWEALTH BANK OF AUSTRALIA, LONDON BRANCH

By:	/s/ William Barrand	By:
Name:	WILLIAM BARRAND	Name:
Title:	ASSOCIATE DIRECTOR	Title:

Advokatfirmaet Simonsen Vogt Wiig AS

Execution Version

AMENDMENT AGREEMENT NO. 1

dated 29 November 2016

relating to a

USD 90,000,000

FACILITY AGREEMENT

entered into on 17 December 2014

between

KNUTSEN SHUTTLE TANKERS 19 AS

as Borrower

KNUTSEN NYK OFFSHORE TANKERS AS

as Guarantor

THE FINANCIAL INSTITUTIONS listed in Schedule 1

acting as Original Lenders

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

COMMBANK EUROPE LIMITED

as Mandated Lead Arrangers

SMBC NIKKO CAPITAL MARKETS LIMITED

COMMONWEALTH BANK OF AUSTRALIA, LONDON BRANCH

acting as Hedging Banks

and

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

acting as Bookrunner, Structuring Bank and Agent

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THIS AMENDMENT AGREEMENT NO. 1 (the “Agreement”) is dated 29 November 2016 and made between:

(1)	KNUTSEN SHUTTLE TANKERS 19 AS, Norwegian registration no. 999 274 323, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway (the “Borrower”);

(2)	KNUTSEN NYK OFFSHORE TANKERS AS, Norwegian registration no. 995 221 713, with registered offices at Smedasundet 40, N-5529 Haugesund, Norway (the “Guarantor”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (“Original Lenders”);

(4)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, acting through its offices at 99 Queen Victoria Street, London EC4V 4EH, United Kingdom as structuring bank (in that capacity, the “Structuring Bank );

(5)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, acting through its offices at 99 Queen Victoria Street, London EC4V 4EH, United Kingdom as bookrunner (in that capacity, the “Bookrunner”);

(6)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, acting through its offices at 99 Queen Victoria Street, London EC4V 4EH, United Kingdom; and

COMMBANK EUROPE LIMITED, acting through its offices at Level 3, Strand Towers, 36 The Strand, Sliema SLM1022, Malta,

as mandated lead arrangers arrangers (the “Mandated Lead Arrangers”);

(7)	SMBC NIKKO CAPITAL MARKETS LIMITED, acting through its offices at One New Change, London EC4M 9AF, United Kingdom; and

COMMONWEALTH BANK OF AUSTRALIA, LONDON BRANCH, acting through its offices at Level 2, 1 New Ludgate, 60 Ludgate Hill, London EC4M 7AW, United Kingdom

as hedging banks (the “Hedging Banks”); and

(8)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, acting through its offices at 99 Queen Victoria Street, London EC4V 4EH, United Kingdom as facility agent and security agent (in that capacity, the “Agent”).

WHEREAS:

(A)	This Agreement is an amendment agreement and supplemental to a facility agreement dated 17 December 2014 (as it may be modified, supplemented or amended from time to time, the “Facility Agreement”) entered into between (i) the Borrower, (ii) the Guarantor, (iii) the Original Lenders, (iv) the Structuring Bank, (v) the Bookrunner, (vi) the Mandated Lead Arrangers, (vii) the Hedging Banks and (viii) the Agent, pursuant to which the Lenders have agreed to make available to the Borrower a term loan facility in the amount of USD 90,000,000 (the “Facility”) in order to assist the Borrower with the financing of the vessel MT “Raquel Knutsen”.

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(B)	In connection with an upcoming Drop Down scheduled for 1 December 2016, the Borrower and the Guarantor have requested that certain amendments be made to the repayment schedule and prepayment provisions of the Facility Agreement, and this Agreement sets out the terms and conditions for such amendments as well as certain other amendments which have been agreed between the Parties.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined expressions in the Facility Agreement

Words and expressions defined in the Facility Agreement shall, unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement:

“Amendment Date” means on or about the date hereof, provided that the Agent has received and approved all condition precedent documents as set out in Schedule 1 (Conditions Precedent) to this Agreement, in form and substance satisfactory to it.

“Party” means a party to this Agreement

1.3	Construction

In this Agreement, unless the context otherwise requires:

(a)	the principles of construction set out in Clause 1.2 (Construction) of the Facility Agreement shall have the same effect as if set out in this Agreement; and

(b)	any reference to a “Clause” is a reference to a Clause in this Agreement.

SECTION 2

AMENDMENTS

2.	AMENDMENT DATE

The amendments and waivers set out in this Agreement shall have effect from the Amendment Date.

3.	AMENDMENTS TO THE FACILITY AGREEMENT

3.1	Amendments

With effect from the Amendment Date the Facility Agreement shall be amended as follows:

(a)	A new definition shall be added to Clause 1.1 (Definitions) of the Facility Agreement:

“Amendment Agreement no. 1”	means an amendment agreement no. 1 to this Agreement dated 29 November 2016.

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(b)	Sub-paragraph (b) of Clause 6.1 (Repayment of the Loan) of the Facility Agreement) shall be amended to read:

If the Charterer has not exercised its option to extend the Charterparty at least one (1) year prior to the Final Maturity Date, the scheduled quarterly instalments detailed in Schedule 8 (Repayment schedule) will increase from 1.1% of the original amount of the Loan on the Utilisation Date to 1.93% of the original amount of the Loan on the Utilisation Date to reduce the balloon amount by the amount of the additional payments. This mechanism will cease to be effective as soon as the Charterer has exercised its extension option.

(c)	Clause 7.3 (Drop Down) of the Facility Agreement shall be amended to read:

The Borrower shall make a mandatory prepayment in the amount of USD 5,000,000 upon the Drop Down Date (the “Drop Down Mandatory Prepayment”), to be applied upfront on the then outstanding amount of the Loan without impacting the balloon of the Loan.

(d)	Sub-paragraph (b) of Clause 22.10 (Bank Accounts) of the Facility Agreement) shall be amended to read:

The DSR Account shall be blocked in favour of the Agent and any funds deposited therein may only be released once USD 5,000,000 or more of the Loan has been repaid or otherwise with the consent of the Agent (acting on the instructions of the Lenders).

(e)	Schedule 8 (Repayment Schedule) of the Facility Agreement shall be replaced by Schedule 2 (Repayment Schedule) of this Agreement.

3.2	Construction

In the Finance Documents, any reference to the Facility Agreement shall mean the Facility Agreement as supplemented and amended by this Agreement.

SECTION 3

MISCELLANEOUS

4.	COSTS AND EXPENSES

4.1	Costs and expenses

The Borrower shall, within three (3) Business Days of demand, pay the Agent and the Finance Parties the amount of all costs and expenses (including, but not limited to, internal and external legal fees, out-of-pocket expenses and costs related to operating a secure website for communicating with the Lenders) reasonably incurred by any of them in connection with the negotiation, preparation, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

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4.2	Non-recoverable fees and costs

The costs and expenses specified in this Clause 4 (Costs and expenses) shall be payable by the Borrower in any event and shall under no circumstances be recoverable from the Finance Parties. The Borrower’s obligation to pay any fees, costs and expenses hereunder shall survive the termination date of the Facility and of the Facility Agreement.

5.	CONTINUITY AND FURTHER ASSURANCE

5.1	Continuing obligations

The provisions of the Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect and are hereby ratified and confirmed in all respects by the Parties as if herein set forth in their entirety.

5.2	Further assurances

The Borrower shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments agreed pursuant to this Agreement.

6.	MISCELLANEOUS

6.1	Incorporation of terms

The provisions of Clause 32 (Notices) of the Facility Agreement shall apply correspondingly to this Agreement.

6.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SECTION 4

REPRESENTATIONS

7.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in Clause 19 (Representations and Warranties) of the Facility Agreement to each Finance Party on:

(a)	the date of this Agreement; and

(b)	on the Amendment Date.

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SECTION 5

GOVERNING LAW AND ENFORCEMENT

8.	GOVERNING LAW

This Agreement is governed by Norwegian law.

9.	ENFORCEMENT

9.1	Jurisdiction

(a)	The courts of Norway, the venue to be Bergen city court (in No: Bergen tingrett), have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a “Dispute”).

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 9.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

CONDITIONS PRECEDENT

1.	Each Obligor

(a)	Copies of the constitutional documents.

(b)	A copy of a resolution of the board of directors:

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it shall execute this Agreement;

(ii)	authorising a specified person or persons to execute this Agreement on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A copy of a Power of Attorney (notarised and legalised if requested by the Agent).

2.	Finance Documents

(a)	The Agreement.

3.	Other documents and evidence

(a)	Evidence that the Drop Down will take place on 1 December 2016.

4.	Legal opinions

(a)	A legal opinion from Advokatfirmaet Schjødt AS, legal advisers to the Agent in Norway.

(a)	If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction.

(b)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

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SCHEDULE 2

REPAYMENT SCHEDULE

Instalments	Instalment amounts
1.	USD	941,600
2.	USD	941,600
3.	USD	941,600
4.	USD	941,600
5.	USD	941,600
6.	USD	941,600
7.	USD	1,307,364.71
8.	USD	1,307,364.71
9.	USD	11,307,364.71
10.	USD	1,307,364.71
11.	USD	1,307,364.71
12.	USD	1,307,364.71
13.	USD	1,307,364.71
14.	USD	1,307,364.71
15.	USD	1,307,364.71
16.	USD	1,307,364.71
17.	USD	1,307,364.71
18.	USD	1,307,364.71
19.	USD	1,307,364.71
20.	USD	1,307,364.71
21.	USD	1,307,364.71
22.	USD	1,307,364.71
23.	USD	1,307,364.71
24.	USD	1,307,364.71
25.	USD	1,307,364.71
26.	USD	1,307,364.71
27.	USD	1,307,364.71
28.	USD	1,307,364.71
29.	USD	1,307,364.71
30.	USD	1,307,364.71
31.	USD	1,307,364.71
32.	USD	1,307,364.71
33.	USD	1,307,364.71
34.	USD	1,307,364.71
35.	USD	1,307,364.71
36.	USD	1,307,364.71
37.	USD	1,307,364.71
38.	USD	1,307,364.71
39.	USD	1,307,364.71
40.	USD	1,307,364.71

Balloon	USD	30,500,000

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EXECUTION PAGE

Borrower:		Guarantor:
KNUTSEN SHUTTLE TANKERS 19 AS		KNUTSEN NYK OFFSHORE TANKERS AS

By:	/s/ JAN J. GREVE	By:	/s/ JAN J. GREVE
Name:	JAN J. GREVE	Name:	JAN J. GREVE
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Original Lender, Mandated Lead Arranger, Bookrunner, Structuring Bank and Agent:

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

By:	/s/ Erik Anglevik
Name:	Erik Anglevik
Title:	Attorney-in-fact

Hedging Bank:
SMBC NIKKO CAPITAL MARKETS LIMITED

By:	/s/ Erik Anglevik
Name:	Erik Anglevik
Title:	Attorney-in-fact

Original Lender and Mandated Lead Arranger:
COMMBANK EUROPE LIMITED

By:	/s/ Raymond De Carlo	By:
Name:	Raymond De Carlo	Name:
Title:	Company Secretary/Director CommBank Europe Limited	Title:

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Hedging Bank:
COMMONWEALTH BANK OF AUSTRALIA, LONDON BRANCH

By:	/s/ William Barrand	By:
Name:	William Barrand	Name:
Title:	Director	Title:

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